Code of Ethics for Senior Officers

Mercer FundsTM

CODE OF ETHICS FOR SENIOR OFFICERS

The Mercer Funds (“Funds”) are committed to conducting their business in accordance with applicable laws, rules and regulations, to the highest standards of business ethics and with full and accurate financial disclosure. This Code of Ethics for Senior Officers (“Code of Ethics”), applicable to the Funds’ President, Chief Financial Officer and Chief Investment Officer (together, “Senior Officers”), sets forth specific policies as a guide in the performance of their duties.

Senior Officers of the Funds must not only comply with applicable laws, rules and regulations; they also have a responsibility to conduct themselves in an honest and ethical manner. They have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, and maintaining a work environment that deters wrongdoing, encourages employees to raise concerns, and promptly addresses employee compliance concerns.

The Funds are advised by Mercer Investment Management, Inc. (“Mercer”), a U.S. registered investment advisor that employs the Senior Officers. Mercer is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). All Mercer employees are subject to Mercer’s Code of Ethics, which this Code of Ethics is intended to supplement. Mercer’s Code of Ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in our business. All Mercer employees also are bound by the requirements and standards set forth in the MMC Code of Business Conduct and Ethics and other applicable policies and procedures.

Compliance with Laws, Rules and Regulations

Senior Officers are required to comply with all applicable laws, rules and regulations governing the conduct of our business and to report any suspected violations to the Funds’ Chief Compliance Officer (“CCO”).

Conflicts of Interest

A conflict of interest occurs when a Senior Officer’s private interests interfere in any way, or even appear to interfere, with the interests of the Funds and their shareholders. Senior Officers should conduct the Funds’ business in an honest and ethical manner, which includes the ethical handling of actual or apparent conflicts of interest between personal and professional interests or relationships.

Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, Senior Officers must make full disclosure to the CCO and comply with other applicable policies and procedures (e.g., personal trading procedures).

Disclosures

As a registered investment company, the Funds must file various periodic and other reports with the Securities and Exchange Commission (“SEC”). It is the Funds’ policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Funds file with, or submit to, the SEC and in all other public communications made by the Funds. Senior Officers are required to promote compliance with this policy in their area of responsibility and amongst their colleagues and to abide by all Fund standards, policies and procedures designed to promote compliance with this policy.

Compliance with the Code

Should a Senior Officer have questions about this Code of Ethics, they should seek guidance from the CCO. If a Senior Officer knows of or suspects a violation of applicable laws or regulations or this Code of Ethics, they must immediately report that information to the CCO. No one will be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including termination.

Waivers of the Code

Should a Senior Officer wish to seek a waiver of this Code of Ethics they must make full disclosure of their particular circumstances to the CCO. Only the Funds’ Board of Trustees may grant waivers of the Code. Changes in and waivers of this Code of Ethics will be disclosed as required under applicable laws and regulations.

Delegation

Nothing in this policy shall be interpreted to prevent the CCO from relying upon work performed, and reports written, by persons under the CCO’ s supervision, provided the CCO determines that such delegation is appropriate.

Questions and Exceptions

Any questions regarding this policy should be raised with the CCO.

Dated: September 27, 2011

As Ratified by the Board, with no changes: December 2, 2014

3